Exhibit 4.6

COTERRA ENERGY OPERATING CO.
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
8 1∕8% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

Coterra Energy Operating Co. (f/k/a Cimarex Energy Co., the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The Corporation desires to amend its Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock (as currently in effect, the “Certificate of Designations”) as follows:

1. The first sentence of Article 9, Section (a) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

“(a) Each Holder shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 9, each of such Holder’s shares of Series A Preferred Stock into (i) the Cash Consideration, to the fullest extent permitted by law, and (ii) 30.604014 fully paid and nonassessable shares of Devon Common Stock, subject to adjustment as provided in this Section 9 (the “Conversion Rate”).

2. Subsection (ix) of Article 9, Section (d) is hereby amended and restated in its entirety as follows:

“Notwithstanding anything to the contrary in this Article 9, references in this Certificate of Designations (including without limitation this Section 9(d)) to the Corporation and the Common Stock shall be deemed to be references to Devon and the Devon Common Stock, respectively, solely to the extent necessary to provide the Holders anti-dilution adjustments and other adjustments equivalent to those in effect as of immediately prior to the effective time of the Devon Merger.”

3. The definitions set forth in Article 2, Sections (r), (s) and (t) of the Certificate of Designations are hereby amended and restated in their entirety as follows:

“(r) “Devon” means Devon Energy Corporation, a Delaware corporation.”

“(s) “Devon Common Stock” means the common stock, par value $0.10 per share, of Devon.”

“(t) “Devon Merger” means the merger of Cubs Merger Sub, Inc., a wholly owned subsidiary of Devon, with and into Coterra Energy Inc., a Delaware corporation, which was consummated on May 7, 2026.”

SECOND: This Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: This Certificate of Amendment shall become effective immediately upon filing on May 7, 2026.

EXCEPT AS AMENDED ABOVE, the Certificate of Designations shall remain in full force and effect.

[Signature page follows]

Exhibit 4.6

IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment to Certificate of Designations of 8 1∕8% Series A Cumulative Perpetual Convertible Preferred Stock on this 7th day of May, 2026.

COTERRA ENERGY OPERATING CO.

/s/ Shannon E. Young III
Name: Shannon E. Young III
Title: Chief Financial Officer